Exhibit F-1

[Letterhead of KeySpan]

December 16, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

         Northeast Gas Markets LLC (“NEGM”), The Brooklyn Union Gas Company d/b/a KeySpan Energy Delivery New York (“KEDNY”), KeySpan Gas East Corporation d/b/a KeySpan Energy Delivery Long Island (“KEDLI”), Boston Gas Company d/b/a KeySpan Energy Delivery New England (“Boston Gas”), Essex Gas Company d/b/a KeySpan Energy Delivery New England (“Essex Gas”), and EnergyNorth Natural Gas, Inc. d/b/a KeySpan Energy Delivery New England (“ENGI”) filed an application/declaration on Form U-1 in File No. 70-10097 (as amended, the “Application”) seeking authorization pursuant to Section 13(b) of the Public Utility Holding Company Act of 1935, as amended (the “Act”) for NEGM to provide gas contract services to KEDNY, KEDLI, Boston Gas, Essex Gas, and ENGI (collectively, the “KeySpan Gas Utilities”) pursuant to the terms described in the Application (the “Transaction”). (NEGM and the KeySpan Gas Utilities are collectively referred to herein as the “Applicants.”) The Applicants are subsidiaries of KeySpan Corporation (“KeySpan”). KeySpan is a registered holding company under the Act. This opinion is furnished in connection with the Application.

         I am Deputy General Counsel to KeySpan and have acted as counsel to the Applicants in connection with the filing of the Application.

         In connection with this opinion, either I or attorneys under my supervision in whom I have confidence have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate, trust, limited liability company or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter, including without limitation, certificates of officers and employees of the Applicants and information obtained from public officials. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to the authentic original documents of all documents submitted to me as copies and the continued accuracy of all certificates and telegrams from public officials dated earlier than the date of this letter. I have relied solely on certificates, orders, decrees, correspondence and other documents from public officials as to the matters stated in such documents. As to questions of fact material to this opinion, I have relied on representations of the Applicants, and certificates of their representatives and officers and public officials, and I have not inquired of third parties or searched the records or files of any court, agency or other governmental authority.

         The opinions expressed below with respect to the proposed Transaction described in the Application are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

         A.  The Transaction shall have been duly authorized and approved, to the extent required by the governing corporate, trust and limited liability company documents and applicable state laws, by the Board of Directors of KeySpan and/or the other Applicants, as appropriate.

         B.  No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

         C.  All required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the proposed Transaction shall have been obtained or made, as the case may be, and shall have become final and unconditional in all respects and shall remain in effect (including the approval and authorization of the Commission under the Act) and such Transaction shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

         D.  The Commission shall have duly entered an appropriate order with respect to the proposed Transaction as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder.

         E.  The parties shall have obtained all consents, waivers and releases, if any, required for the transactions occurring pursuant to the proposed Transaction under all applicable governing corporate, trust and limited liability company documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

         F.  The effectuation of the Transaction shall be conducted under my supervision and all legal matters incident thereto shall be satisfactory to me, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions in which I am not admitted to practice, as I may deem appropriate.

         Based on the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that in the event the proposed Transaction occurs in accordance with the Application:

         1.  All state laws applicable to the proposed Transaction will have been complied with.

         2.  The consummation of the proposed Transaction will not violate the legal rights of the holders of any securities issued by an Applicant or any associate company thereof.

         I am a member of the State Bar of New York and do not purport to be an expert on, nor do I opine as to, the laws of any jurisdiction other than the State of New York and the federal laws of the United States of America. I hereby consent to the use of this opinion as an exhibit to the Application.

                                        Very truly yours,

                                        Richard A. Rapp, Jr.